Exhibit 10.14

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 180,000 DWT CLASS BULK CARRIER

HULL NO.

BETWEEN

[SUBSIDIARY]

(AS BUYER)

AND

SUNGDONG SHIPBUILDING & MARINE ENGINEERING CO., LTD.

(AS BUILDER)

INDEX

			PAGE
PREAMBLE			1

ARTICLE	I	: DESCRIPTION AND CLASS	2

	II	: CONTRACT PRICE	5

	III	: ADJUSTMENT OF THE CONTRACT PRICE	6

	IV	: INSPECTION AND APPROVAL	9

	V	: MODIFICATIONS, CHANGES AND EXTRAS	14

	VI	: TRIALS AND COMPLETION	16

	VII	: DELIVERY	20

	VIII	: DELAYS AND EXTENSIONS OF TIME FOR DELIVERY	23
		(FORCE MAJEURE)

	IX	: WARRANTY OF QUALITY	25

	X	: PAYMENT	28

	XI	: BUYER’S AND BUILDER’S DEFAULT	32

	XII	: BUYER’S SUPPLIES	36

	XIII	: DISPUTES AND ARBITRATION	38

	XIV	: SUCCESSORS AND ASSIGNS	40

	XV	: INSURANCE	41

	XVI	: TAXES AND DUTIES	43

	XVII	: PATENTS, TRADEMARKS AND COPYRIGHTS	44

	XVIII	: LANGUAGE AND GOVERNING LAW	45

	XIX	: NOTICE	46

	XX	: EXCLUSIVENESS	47

	XXI	: EFFECTIVENESS	48

ATTACHEMENTS

EXHIBIT “A”	REFUND GUARANTEE

EXHIBIT “B”	PERFORMANCE GUARANTEE

LIST OF DEFINED TERMS

DEFINED TERMS	DEFINED AT:
CONTRACT	PREAMBLE
BUYER	PREAMBLE
BUILDER	PREAMBLE
VESSEL	PREAMBLE
SHIPYARD	PREAMBLE
SPECS	ARTICLE I.1.
PLAN	ARTICLE I.1.
SPECIFICATIONS	ARTICLE I.1
CLASSIFICATION SOCIETY	ARTICLE I. 4. (a)
CONTRACT PRICE	ARTICLE II.
BUYER’S REPRESENTATIVE	ARTICLE IV.1. (a)
OUTER SHIPYARD	ARTICLE IV.1. (b)
DRAWINGS	ARTICLE IV.3. (a)
DELIVERY DATE	ARTICLE VII.1
GUARANTEE PERIOD	ARTICLE IX. 1
BUSINESS DAY	ARTICLE X. 2. (a). (i)
DUE DATE	ARTICLE X. 2. (a). (v)
BUILDER’S BANK	ARTICLE X. 4. (a). (i)
REFUND GUARANTEE	ARTICLE X. 8. (a)
PERFORMANCE GUARANTEE	ARTICLE X. 9
BUYER’S SUPPLIES	ARTICLE XII. 1. (a)
NOTICE	ARTICLE XIX. 1

SHIPBUILDING CONTRACT

THIS SHIPBUILDING CONTRACT (hereinafter called the “CONTRACT”), made and entered into on this     day of            ,         by and between                     , a corporation incorporated and existing under the laws of                    with its registered office at                    (hereinafter called the “BUYER”), the party of the first part, and Sungdong Shipbuilding & Marine Engineering Co., Ltd., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1609-2, Hwang-li, Gwangdo-myeon, Tongyoung-si, Gyeongnam, Korea (hereinafter called the “BUILDER”), the party of the second part.

WHEREAS:

By a Letter of intent dated    day of            , the BUYER and the BUILDER agreed to enter into this CONTRACT.

W I T N E S S E T H:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 180,000 DWT class Bulk Carrier as described in ARTICLE I hereof (hereinafter called the “VESSEL”) at the BUILDER’s shipyard in Korea being Tongyoung, South Korea (hereinafter called the “SHIPYARD”) and to sell and deliver the VESSEL to the BUYER, and the BUYER agrees to purchase and accept delivery of the VESSEL from the BUILDER, according to the terms and conditions set forth in this CONTRACT.

(End of Preamble)

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ARTICLE I. DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL shall have the BUILDER’s Hull No.      and shall be designed, constructed, equipped and completed in accordance with the specifications No.      , the memorandum of discussion No.      for which as of the date of this CONTRACT the extra cost is not included in the CONTRACT PRICE and makers list No.      signed by both parties hereto (the specifications, memorandum of discussion and the makers list are hereinafter called the “SPECS”) and the general arrangement plan No.      (             attached to the SPECS and signed by both parties hereto (hereinafter called the “PLAN”), both of which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECS or anything stipulated in the SPECS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any of inconsistencies or contradictions between the SPECS and the PLAN, the SPECS shall prevail (both of the SPECS and the PLAN hereinafter called the “SPECIFICATIONS”). Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.	BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be:

Length, overall	About	292 m

Length, between perpendiculars		283.5 m

Breadth, moulded		45 m

Depth to Upper Deck		24.8 m

Design draft, moulded, in seawater of specific gravity of 1.025		16.5 m

Scantling draft, moulded, in seawater of specific gravity of 1.025		18.3 m

Deadweight on the above moulded scantling draft of 18.3 m	About	180,000 M/T

Main propulsion engine	One(1), MAN B&W 6G70ME-C9.2 Tier II with part Load EGB Tuning MCR: 15,478kW x 72.6rpm NCR: 12,110kW x 66.9rpm

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Guaranteed speed at 16.5 meters design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 12,110kW with fifteen percent (15%) sea margin	14.5 Knots (Guaranteed speed)

Specific fuel consumption of the main engine applying I.S.O. reference conditions to the result of official shop test at a MCR of 15,478 kW using marine diesel oil having lower calorific value of 10,200 kcal per kg.	162.8 gr/kW.HR (Guaranteed fuel consumption)

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)	The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER which the BUYER shall not unreasonably withhold.

3.	CLASSIFICATION, RULES AND REGULATIONS

(a)	The VESSEL shall be; (i) designed, built, tested and surveyed in compliance with the rules and regulations of Lloyd’s Register and Korean Register of Shipping (hereinafter called the “CLASSIFICATION SOCIETY”) which are in force as of the date of signing of this CONTRACT and (ii) classed and registered as LR, “+100A1 Bulk Carrier, CSR, BC-A, {Hold nos. 2, 4 and 6 may be empty}, GRAB[25], ESP, LI,*IWS, ShipRight(CM, ACS(B)), CG, ECO, +LMC, UMS with the descriptive notes ShipRight(BWT, IHM, BWMP(S), SERS, SCM)” and KR, “+KRS1 - Bulk Carrier ESP, CSR, BC-A(Holds 2, 4 & 6 may be empty), GRAB(25), SeaTrust(HCM), IWS, ENV(IBWM, IAFS, IOPP, IAPP, ISPP, IGPP), PSPC, CHA, LI, +KRM1, UMA, STCM” and also (iii) in compliance with the rules and regulations of the other regulatory bodies which are in force as of the date of signing of this CONTRACT or are announced and come into effect before the Keel Laying date as described in the SPECIFICATIONS and/or in either case which are to be effective on or before delivery of the Vessel. BUILDER undertakes that it is a condition of this CONTRACT that the Keel Laying occurs prior to .

(b)	The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of its representative(s) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules and regulations as well as royalties, if any, payable on account of the construction of the VESSEL shall be borne by the BUILDER unless otherwise expressly agreed upon between the parties hereto.

(c)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the rules and regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

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4.	SUBCONTRACTING

The BUILDER may sub-contract any item and/or equipment for design and/or construction, if the BUILDER deems that sub-contracting is necessary for the normal operation of the SHIPYARD provided always that any major sub-contract award (for the purpose of this CONTRACT a major subcontract award shall mean an award involving consideration in excess of USD One (1) Million or its equivalent in any other currency) are subject to the BUYER’s prior written approval, and such approval shall not be unreasonably withheld by the BUYER. It is agreed that the engine room and stern sections of A216P/S, A210P/S, A217C, A111C as defined in Exhibit C, shall be fabricated at the SHIPYARD. The construction works for the bow block shall be carried out in Korea with the BUYER’s prior consent and such consent shall not be unreasonably withheld, and that the VESSEL under construction shall always remain at the SHIPYARD unless BUYER and BUILDER agree otherwise.

It is a condition of any subcontracting that the BUILDER shall always remain responsible for all subcontracted works and the quality and/or performance of the item and/or equipment according to the CONTRACT. If requested by the BUYER, the BUILDER shall provide the BUYER with the relevant information about the sub-contractor(s) nominated by the BUILDER together with the scope of the sub-contracting within reasonable time prior to the appointment of any such sub-contractor(s), for the BUYER’s review. Any sub-contractor appointed by the BUILDER shall be based in the Republic of Korea, and any such item(s) so subcontracted shall be designed and/or constructed in the Republic of Korea.

5.	VESSEL REGISTRATION

The VESSEL shall be registered in the registry of Marshall Islands by the BUYER at BUYER’s own costs and expenses under the laws of Marshall Islands with its home port of Majuro at the time of its delivery and acceptance as evidenced by a protocol of delivery and acceptance signed by the BUYER and the BUILDER hereunder.

(End of ARTICLE I)

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ARTICLE II. CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars        only (US$        .    ) (hereinafter called the “CONTRACT PRICE”) which shall be paid in accordance with ARTICLE X plus any increase or less any decrease due to adjustments or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’S SUPPLIES as stipulated in ARTICLE XII.

The CONTRACT PRICE also includes all costs and expenses for all necessary DRAWINGS as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

(End of ARTICLE II)

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ARTICLE III. ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE shall be adjusted as hereinafter set forth in the event of the following contingencies. The adjustment of CONTRACT PRICE shall be made by way of addition to or subtraction from the CONTRACT PRICE upon delivery of the VESSEL. It is hereby understood by both parties hereto that any downward adjustment of the CONTRACT PRICE as provided in this ARTICLE is by way of liquidated damages and not by way of penalty.

1.	DELAYED DELIVERY

(a)	The CONTRACT PRICE shall not be affected or changed by reason of delayed delivery for the first thirty (30) days of the delay in delivery of the VESSEL beyond the DELIVERY DATE ascertained as per ARTICLE VII.1. The period of the first thirty (30) days shall end as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay.

(b)	If delivery of the VESSEL is delayed more than thirty (30) days beyond the DELIVERY DATE, beginning at midnight of the thirtieth (30th) day after such DELIVERY DATE, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars (US$ . ) for each full day of delay after the first thirty (30) days of the delay in delivery of the VESSEL.

However, unless the parties hereto agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount covering the delay of one hundred and eighty (180) days counted after the first thirty (30) days of the delay in delivery of the VESSEL, that is U.S. Dollars        (US$        .    ).

(c)	If the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the DELIVERY DATE, after such period has expired, the BUYER may, at its option, terminate this CONTRACT by serving upon the BUILDER a NOTICE of termination directed to the BUILDER. Such termination shall be effective as of the date the NOTICE is received by the BUILDER. If the BUYER has not served the NOTICE of termination after the aforementioned two hundred and ten (210) days’ delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with ARTICLE VIII.3.(b).

(d)	For the purpose of this ARTICLE, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account postponements of the DELIVERY DATE by reason of all permissible delays as provided in ARTICLES V, VI, VIII, XI, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

(e)	In any event the BUYER will receive the reduction in the CONTRACT PRICE attributable to the delay that has already accrued and if the BUILDER fails to deliver by the reset delivery date the BUYER will be entitled to further liquidated damages in accordance with this Paragraph 1.

2.	INSUFFICIENT SPEED

(a)	The CONTRACT PRICE shall not be affected or changed by reason of insufficient speed if the actual speed determined by trial runs as more fully described in ARTICLE VI is not, up to the maximum deficiency of three-tenths (3/10) of a knot, slower than the Guaranteed trial speed required under the terms of this CONTRACT and the SPECIFICATIONS.

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(b)	For the deficiency exceeding three-tenths (3/10) of a knot in actual speed below the Guaranteed trial speed under this CONTRACT, the CONTRACT PRICE shall be reduced by U.S. Dollars (US$ ) for the initial full one-tenth (1/10) in excess of the said three-tenths (3/10) and thereafter (US$ . ) per each full one-tenth (1/10) of a knot in excess of four-tenths (4/10) of a knot of deficiency in speed (fractions of less than one-tenth (1/10) of a knot shall be disregarded), provided that, unless the parties hereto agree otherwise, the total amount of reduction from the CONTRACT PRICE due to insufficient speed shall not exceed the amount covering the deficiency of one (1) full knot below the guaranteed speed.

(c)	If the deficiency in actual speed of the VESSEL is exceeding one (1) full knot below the speed guaranteed under this CONTRACT, the BUYER, subject to the BUILDER’s right to effect corrections as provided in ARTICLE VI.6 (c) and (d), may reject the VESSEL and terminate this CONTRACT or accept the VESSEL at a reduction in the CONTRACT PRICE in the amount equal to covering the deficiency of seven-tenths (7/10) of a knot only counted over the first three-tenths (3/10) a knot below the Guaranteed trial speed only.

3.	EXCESSIVE FUEL CONSUMPTION

(a)	The CONTRACT PRICE shall not be affected or changed by reason of excessive fuel consumption of the VESSEL’s main engine if such excess, determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS, is not exceeding five per cent (5%) of the Guaranteed fuel consumption of the VESSEL’s main engine.

(b)	For the excess of more than five per cent (5%) in the actual fuel consumption of the Guaranteed fuel consumption of the VESSEL’s main engine, the CONTRACT PRICE shall be reduced by U.S. (US$ . ) per each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption (fractions of less than one per cent (1%) shall be prorated), provided that, unless the parties hereto agree otherwise, the total amount of reduction from the CONTRACT PRICE due to excessive fuel consumption shall not exceed the amount covering the excess of ten per cent (10%) of the Guaranteed fuel consumption of the VESSEL’s main engine.

(c)	If actual fuel consumption exceeds the Guaranteed fuel consumption of the VESSEL’s main engine by more than ten per cent (10%), the BUYER, subject to the BUILDER’s right to effect corrections as specified in ARTICLE VI.4, may reject the VESSEL and terminate this CONTRACT or accept the VESSEL at a reduction in the CONTRACT PRICE in the amount equal to covering five per cent (5%) excessive fuel consumption only counted over the first exceeding five per cent (5%) of the Guaranteed fuel consumption only.

4.	DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)	The CONTRACT PRICE shall not be affected or changed by reason of the deficiency of the deadweight if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the deadweight of One Hundred Eighty Thousand (180,000) metric tons on the moulded scantling draft of 18.3 metres required by this CONTRACT and the SPECIFICATIONS by an amount of One Thousand and Eight Hundred metric tons or less.

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(b)	For the deficiency in the actual deadweight of the VESSEL exceeding 1% (1,800) metric tons below the said required deadweight, the CONTRACT PRICE of the VESSEL shall be reduced by the sum of U.S. Dollars (US$ . ) for each full one (1) metric ton of decreased deadweight in excess of One Thousand and Eight Hundred (1,800) metric tons (fractions of less than one (1) metric ton shall be disregarded), provided that, unless the parties hereto agree otherwise, the total amount of deduction from the CONTRACT PRICE due to deficiency of deadweight shall not exceed the amount covering the deficiency of Three Thousand and Six Hundred (3,600) metric tons below the said required deadweight.

(c)	If the deficiency in the deadweight of the VESSEL is more than Three Thousand and Six Hundred (3,600) metric tons below the said required deadweight, the BUYER, subject to the BUILDER’s right to effect corrections without the BUYER’s prior consent as specified in ARTICLE VI.6, may reject the VESSEL and terminate this CONTRACT or accept the VESSEL at a reduction in the CONTRACT PRICE equal to the amount covering One Thousand and Eight Hundred (1,800) metric tons of deficiency only counted over the first One Thousand and Eight Hundred (1,800) metric tons of deficiency below the required deadweight, being the maximum amount of U.S. Dollars (US$ . ).

5.	ADJUSTMENT OF THE BASIC DIMENSIONS AND PRINCIPAL PARTICULARS

In the event that any of the basic dimensions or principal particulars specified in ARTICLE I are modified pursuant to ARTICLE V, the liquidated damages payable hereunder in relation to such specified dimensions and particulars shall be calculated by mutual agreement and by reference to the adjusted dimensions and particulars.

6.	CONCLUSIVE PECUNIARY COMPENSATION

The liquidated damages hereunder shall be the conclusive pecuniary compensation recoverable in connection with each particular event herein and BUILDER shall not be liable for any additional compensation claimed by BUYER in relation to such particular event and its consequential events.

7.	EFFECT OF TERMINATION

It is expressly understood and agreed upon by the parties hereto that in any case, if the BUYER terminates this CONTRACT in accordance with this ARTICLE, the BUYER shall not save its rights and remedy set out in Article XI hereof be entitled to any liquidated damages.

(End of ARTICLE III)

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ARTICLE IV. INSPECTION AND APPROVAL

1.	APPOINTMENT OF BUYER’S REPRESENTATIVE

(a)	The BUYER shall timely dispatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the “BUYER’S REPRESENTATIVE”) who shall be duly authorized in writing by the BUYER to act on behalf of the BUYER to supervise adequately the construction of the VESSEL.

Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall give NOTICE to the BUILDER of the name and the scope of the authority of the BUYER’S REPRESENTATIVE, such as adjustment of the CONTRACT PRICE, modifications of the SPECIFICATIONS, approval of the DRAWINGS, attendance to the tests and inspections relating to the VESSEL, her machinery, equipments and outfit and any other matters for which they are specifically authorized by the BUYER.

2.	AUTHORITY OF THE BUYER’S REPRESENTATIVE

(a)	According to the BUYER’s written authorization, the BUYER’S REPRESENTATIVE may, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, all tests according to the agreed test list, her equipment and all outfits, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and outfits are being constructed in accordance with the terms of this CONTRACT and the SPECIFICATIONS.

(b)	The BUILDER will endeavor to arrange for the inspection by the BUYER’S REPRESENTATIVE during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER’s normal working hours, including weekend and holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’s construction schedule, on the condition that the BUILDER will inform the BUYER’S REPRESENTATIVE at least three (3) days in advance of such inspection, but in any case always to act proactively and give more advance notice when possible.

(c)	The BUYER’S REPRESENTATIVE shall be entitled to as well as obliged to make decisions or give approvals to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and shall generally act in a reasonable manner with a view to cooperating in accordance with usual good shipbuilding practice with the BUILDER in the construction process of the VESSEL. Any decision or approval of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified without consent of the BUILDER. As far as the BUYER’S REPRESENTATIVE or his assistants comply with the foregoing obligations, no act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under ARTICLE IX. The BUYER’S REPRESENTATIVE shall give NOTICE to the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT or the SPECIFICATIONS and likewise consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary, without limiting the BUILDER’s responsibility for construction of the VESSEL.

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(d)	The BUYER shall undertake to ensure that the BUYER’S REPRESENTATIVES carry out their duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way as to avoid any unnecessary increase in building cost and delay in the construction of the VESSEL.

(e)	The BUILDER shall comply with any demand of the BUYER’S REPRESENTATIVE in accordance with this CONTRACT and the SPECIFICATIONS with regard to construction, arrangement and outfit of the VESSEL, provided that any and all such demands shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall give NOTICE to the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

(f)	If the BUYER’S REPRESENTATIVE discovers any construction, material or workmanship which is not deemed to conform to the requirements of this CONTRACT and the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall promptly give the BUILDER a NOTICE in writing that such alleged non-conformity exists. Upon receipt of such NOTICE from the BUYER’S REPRESENTATIVE, the BUILDER shall correct such non-conformity, if the BUILDER agrees to his view. Any disagreement shall be resolved in accordance with ARTICLE XIII.

(g)	If the CLASSFICATION SOCIETY or the arbitrator enters a determination in favour of the BUYER, then in such case the BUILDER shall correct such non-conformity, or if such corrections cannot be made in time to meet the construction schedule for the VESSEL the BUILDER shall make fair and reasonable adjustment of the CONTRACT PRICE in lieu of such corrections. If the CLASSFICATION SOCIETY or the arbitrator enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be postponed for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven losses and damages incurred by the BUILDER as a result of the dispute herein referred to and in case of dispute the CLASSFICATION SOCIETY or arbitrator shall decide the amount and fairness of such compensation.

3.	APPROVAL OF DRAWINGS

(a)	The BUILDER shall submit to the BUYER three (3) copies of each of the detailed plans and drawings prepared for the VESSEL in accordance with this CONTRACT and the SPECIFICATIONS (in this contract called the “DRAWINGS”) for its approval at its address as set forth in ARTICLE XIX. The BUYER shall, within twenty one (21) days after receipt thereof return to the BUILDER one (1) copy of such DRAWINGS with the approval or comments, if any, of the BUYER. A list of the DRAWINGS to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

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(b)	When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD and, if applicable, to the OUTER SHIPYARD in accordance with Paragraph 1 above, the BUILDER may submit the remainder, if any, of the DRAWINGS in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within ten (10) days after receipt thereof, return to the BUILDER one (1) copy of such DRAWINGS with his approval or comments, if any, written thereon.

Approval by the BUYER’S REPRESENTATIVE of the DRAWINGS duly submitted to him under (a) and (b) above shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT

(c)	In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the DRAWINGS to the BUILDER within the time limit as provided above, such DRAWINGS shall be deemed to have been automatically approved without any comment. In the event the DRAWINGS submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this ARTICLE do not obtain the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to ARTICLE XIII. If the BUYER’s comments on the DRAWINGS that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

4.	SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE, his assistants or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.	RESPONSIBILITY OF BUILDER

(a)	The BUILDER shall provide, according to BUILDER’s practice, the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished and air-conditioned office space at, or in the immediate vicinity of, the SHIPYARD together with access to internal and external telephone and facsimile facilities, computer outlet and internet connection and international lines for telefaxes as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay the bills for telephone and facsimile facilities as well as for the computer outlet and internet connection used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL within the shipbuilding practices of the BUILDER, shall arrange for them to have free and ready access to the VESSEL, her equipment and outfits, and to any other place, except the areas controlled for the purpose of national security, where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of the BUILDER’s sub-contractors or suppliers.

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(b)	The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER and not of the BUILDER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries or death whether or not suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless such personal injuries or death, are caused by the willful acts or gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the willful acts or gross negligence of the BUILDER, its sub-contractors, or its or their assistants, employees or agents.

6.	RESPONSIBILITY OF BUYER

(a)	The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and any disturbance in the construction schedule of the BUILDER.

The BUYER’S REPRESENTATIVE and his assistants or employees shall observe the work’s rules, regulations and the guidance prevailing at the SHIPYARD and the BUILDER’s and its sub-contractor’s other premises. The BUILDER shall promptly provide or shall ensure that its sub-contractors promptly provide to the BUYER’S REPRESENTATIVE and his assistants of all information such as work’s rules, regulations and the guidance prevailing at the BUILDER’s and its sub-contractor’s other premises as he or they may reasonably request. Nothing in this paragraph shall unreasonably restrict the BUYER’S REPRESENTATIVE from carrying out his duties.

7.	LIABILITY OF THE BUYER

The BUYER shall be under no liability whatsoever to the BUILDER, or to the BUILDER’s employees, agents, subcontractors or suppliers for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its subcontractors or suppliers, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by wilful acts or gross negligence by the BUYER or the BUYER’S REPRESENTATIVES. Nor shall the BUYER be under any liability whatsoever to the BUILDER for damage to, or loss or destruction of property in Korea of the BUILDER, or of the BUILDER’s employees, agents, subcontractors or suppliers unless such damage, loss or destruction was caused by the wilful acts or gross negligence of the BUYER or the BUYER’S REPRESENTATIVES.

8.	QUALIFICATION OF BUYER’S REPRESENTATIVE

(a)	The BUYER and the BUILDER agree that it is of the utmost importance to create and maintain the smoothest possible cooperation between the BUYER’S REPRESENTATIVE and the BUILDER, and both parties undertake to do their utmost to solve any differences of opinion between the BUYER’S REPRESENTATIVE and the BUILDER in an amicable way.

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(b)	If, however, despite the BUILDER’s efforts under paragraph 7(a) above, BUYER’S REPRESENTATIVE or his assistants persistently and unduly obstructs the normal or orderly procedure of the construction by the BUILDER, the BUILDER may request the BUYER by written notice, specifying in detail the nature of the problem, to replace that BUYER’S REPRESENTATIVE or his assistants. After receipt of said notice the BUYER shall replace that BUYER’S REPRESENTATIVE or his assistants as promptly as reasonably practicable, if the BUYER determines in its reasonable discretion that the BUILDER’s request is justified

(End of ARTICLE IV)

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ARTICLE V. MODIFICATIONS, CHANGES AND EXTRAS

1.	HOW EFFECTED

(a)	Minor modifications or changes to the SPECIFICATIONS under which the VESSEL is to be constructed may be made at any time hereafter by written agreement between the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, the DELIVERY DATE, speed requirements, deadweight and/or cubic capacity, and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL in compliance with the SPECIFICATIONS until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER’s notification of the same to the BUYER, or, if, in the BUILDER’s judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The agreement to modify and change the SPECIFICATIONS may be effected by exchange of letters duly signed by the authorised representatives of the parties hereto or facsimiles manifesting the agreement.

(b)	The letters and facsimiles exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change this CONTRACT and the SPECIFICATIONS, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.	SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required by the SPECIFICATIONS or otherwise under this CONTRACT for the construction of the VESSEL cannot be procured in time to meet the BUILDER’s construction schedule for the VESSEL, the BUILDER may supply, subject to the BUYER’s prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply. The BUILDER shall use its best efforts to avoid any substitutions and, in any event, no substitutions shall result in any additional costs to the BUYER.

3.	CHANGES IN RULES AND REGULATIONS

(a)

If, after the date of execution of this CONTRACT, the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or other regulatory bodies authorised to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of NOTICE thereof or becoming aware of such changes, shall forthwith give NOTICE thereof to the other party in writing.

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Thereupon, within ten (10) days after giving or receiving the NOTICE, the BUILDER shall give NOTICE to the BUYER specifying (i) the costs and expenses to be reimbursed by the BUYER to the BUILDER in complying with the altered or changed rules and regulations and (ii) the proposed new Delivery Date, if adjustment of Delivery Date is necessary in complying with the altered or changed rules and regulations. Thereupon, within ten (10) Business Days after the BUYER’s receipt of such NOTICE from the BUILDER, the BUYER shall give NOTICE to the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations or changes if the BUYER fails to give NOTICE to the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER on condition that the BUILDER and the BUYER shall first agree to:

(i)	any reasonable increase or decrease in the CONTRACT PRICE that is occasioned by such compliance;

(ii)	any reasonable extension or advancement in the DELIVERY DATE that is occasioned by such compliance;

(iii)	any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

(iv)	adjustment of the speed requirements if such compliance results in any increase or reduction in the speed; and

(v)	any other alterations in the terms of this CONTRACT and the SPECIFICATIONS, if such compliance makes such alterations of the terms necessary.

(b)	If the parties are unable to agree any of the above within fourteen (14) days, the parties shall by mutual agreement refer the dispute to a third party expert as may be mutually agreed between the parties hereto and who shall act as an expert and not as an arbitrator and whose decision shall be final, conclusive and binding on the parties hereto. If the parties are unable to agree on an expert within seven (7) days, the BUILDER shall appoint a qualified expert subject to the BUYER’s approval and such approval shall not be unreasonably withheld by the BUYER. The appointed expert must make a final, conclusive and binding decision within seven (7) days from his/her appointment. In the event that the for any reason the technical expert is unable to make a final, conclusive and binding decision in accordance with the foregoing or the event that either party makes an election the matters hereunder shall be referred to determination in accordance with Article XIII.

Any delay in the construction of the VESSEL caused by the Parties in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

(End of ARTICLE V)

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ARTICLE VI. TRIALS AND COMPLETION

1.	NOTICE

(a)	The BUILDER shall give NOTICE to the BUYER in writing at least twenty five (25) days and fourteen (14) days in advance of the time and place of the trial run of the VESSEL and BUYER shall promptly acknowledge receipt of such notice. Such NOTICE shall specify the place from which the VESSEL will commence her trial run and date and time upon which the trial run is planned to take place. Such place, date and time shall be further confirmed by the BUILDER five (5) days in advance of the trial run by NOTICE to the Buyer. On receipt of each of the NOTICEs, the BUYER shall promptly give acknowledgement of receipt of such NOTICEs to the BUILDER by facsimile.

(b)	The BUYER’S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date and time specified in such NOTICE. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’s due NOTICE to the BUYER as provided above, such failure shall operate to extend the date for delivery of the VESSEL by the actual period of delay caused by such failure and such delay shall be deemed as a permissible delay in the delivery of the VESSEL. However, if the start of the Trial Run is delayed by this cause for more than five (5) days, the Buyer shall be deemed to have waived its right to have its representatives on board the VESSEL at the trial run and the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate, issued by the BUILDER which is also signed by the representative(s) of the CLASSIFICATION SOCIETY, verifying that the VESSEL, after the trial run has been found to conform to the SPECIFICATIONS and this CONTRACT.

2.	WEATHER CONDITION

(a)	The trial run shall be carried out under the weather conditions which are deemed favourable enough in the reasonable judgement of the BUILDER. In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day thereafter that weather conditions permit. The parties hereto recognise that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed upon that if, during the trial run, the weather should become so unfavourable that orderly conduct of the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such unfavourable change in weather conditions.

(b)	Any delay of the trial run caused by such unfavourable weather conditions shall postpone the DELIVERY DATE by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL.

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3.	CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trial run as set forth in the SPECIFICATIONS. The necessary fresh water and such other ballast as may be required to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, as well as the fuel oil shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time give NOTICE to by the BUILDER for the conduct of trial run as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the specifications of the main engine and other machinery. The BUYER may decide and give NOTICE to the BUILDER of the supplier’s name for lubricating oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and to the makers of all the machinery

4.	HOW CONDUCTED

(a)	The BUILDER shall be entitled to conduct preliminary trial runs, during which the propulsion plant and its appurtenances shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any preliminary trial run whatsoever as it deems necessary. The trial runs shall start when the VESSEL is reasonably completed according to the SPECIFICATIONS to prove the VESSEL’s fulfillment of the performance requirements as set forth therein. The trial runs shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS.

(b)	Subject to Paragraph 3 above, all costs and expenses in connection with the trial run of the VESSEL are to be for the account of the BUILDER and the BUILDER shall provide at its own cost and expense the necessary materials and crew to comply with conditions of safe navigation.

(c)	If, during any trial run, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial run shall be continued after such repairs and shall be valid in all respects.

(d)	If, during or after the trial run, it becomes apparent that the VESSEL or any part of her machinery and equipment does not conform to the requirements of this CONTRACT and/or the SPECIFICATIONS, the BUILDER shall correct or alter such non-conformity and perform such tests and trials as may be deemed necessary until the BUILDER is able to prove conformity of the same in accordance with the requirements of this CONTRACT and the SPECIFICATIONS without extra cost to the BUYER and without any permissible delay extension of the Delivery Date. Upon receipt from the BUILDER of NOTICE of completion of such corrections or alterations, the BUYER shall attend such further trials or tests as necessary and within two (2) Business Days shall give NOTICE to the BUILDER in writing whether or not the BUYER deems such non-conformity to have been corrected or altered and proved to meet the requirements of this CONTRACT and the SPECIFICATIONS.

5.	QUALIFIED ACCEPTANCE OR REJECTION

(a)

As soon as possible following the completion of the trial run of the VESSEL and if the BUILDER considers that the results of the trial run indicates conformity of the VESSEL to this CONTRACT and the SPECIFICATION, the BUILDER shall deliver to the BUYER a detailed report setting out the results of the trial and an analysis of such results. The BUYER shall within

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three (3) Business Days after receipt of such report, give NOTICE to the BUILDER in writing of its qualified acceptance of the VESSEL or of its rejection of the VESSEL with details in respect of which the VESSEL or any part of equipment thereof does not conform to this CONTRACT and the SPECIFICATIONS. If the BUYER fails to give NOTICE to the BUILDER of its acceptance or rejection of the VESSEL as provided above, the BUYER shall be deemed to have accepted the VESSEL as complying with the SPECIFICATION.

(b)	Nothing herein shall preclude the BUYER from making a qualified acceptance of the VESSEL with its qualifications and/or remarks on any non-conformity with the CONTRACT following the Trial Run and/or further tests or trials as aforesaid in which case the BUILDER shall acknowledge such qualifications and remarks on non-conformity before tendering the delivery of the VESSEL and if the BUILDER is in agreement with the BUYER’s determination as to non-conformity, the BUILDER shall make alterations or changes as may be necessary to correct such non-conformity before tendering delivery of the VESSEL to the BUYER.

(c)	In any case, the BUYER shall not unreasonably reject the VESSEL because of minor non-conformities, as determined by the BUYER, and provided always that such minor non-conformities do not (i) affect the seaworthiness of the VESSEL, or (ii) adversely affect (a) normal operation of the VESSL, (b) the Class; or (c) the trading of the VESSEL, and further provided that the BUILDER shall not be released from the obligation to correct and/or remedy such minor non-conformities at their own cost and expense as soon as practicable after the delivery of the VESSEL and without affecting the normal operations and trading of the VESSEL.

6.	EFFECT OF ACCEPTANCE OR REJECTION

(a)	The BUYER’s NOTICE of acceptance delivered to the BUILDER shall be final and binding insofar as conformity of the VESSEL with this CONTRACT and the SPECIFICATIONS is concerned and, therefore, shall preclude the BUYER from refusing formal delivery of the VESSEL, provided always that the on condition that the BUILDER complies with all procedural requirements of delivery as set forth in ARTICLE VII. However, the BUYER’s qualified acceptance of the VESSEL shall not affect the BUYER’s right under ARTICLE IX.

(b)	Any fuel oil, fresh water and other ballast or other consumable stores furnished and paid for by the BUILDER for trial run remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

(c)

In case the BUYER rejected the VESSEL based on the non-conformity of the result of trial run and, if the BUILDER is in agreement to non-conformity as specified in the BUYER’S NOTICE of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity. Upon

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completion of correction of such non-conformity, the BUILDER shall give the BUYER a written NOTICE of completion of correction. The BUYER shall, within two (2) days after receipt of such NOTICE from the BUILDER give NOTICE to the BUILDER of its qualified acceptance or rejection of the VESSEL.

(d)	In case the BUYER rejected the VESSEL based on the non-conformity of the result of trial run and, if the BUILDER does not agree with the BUYER as to non-conformity or any of the reasons for such non-conformity, the BUILDER shall so give NOTICE to the BUYER in writing stating its reasons. At any time thereafter either the BUILDER or the BUYER may submit the matter for resolution in accordance with ARTICLE XIII.

(End of ARTICLE VI)

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ARTICLE VII. DELIVERY

1.	TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat and alongside, in all respects in conformity with this CONTRACT and the SPECIFICATIONS on or before              after completion of satisfactory trial run and qualified acceptance by the BUYER in accordance with the terms of ARTICLE VI, except that, in the event of delays in construction of the VESSEL or any other performance required to be done by the BUILDER due to causes which under the express terms of this CONTRACT permit postponement of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be postponed accordingly.

In this CONTRACT, the date specified in above sentence or such date which may be mutually agreed upon between the BUYER and the BUILDER or to which delivery of the VESSEL may be postponed pursuant to the terms of this CONTRACT is referred to as the “DELIVERY DATE”.

The BUILDER shall have the right to advance the DELIVERY DATE on condition that the BUILDER shall have given to the BUYER a NOTICE of the new proposed earlier delivery date at least six (6) months prior to such new proposed advanced delivery date and the BUYER has confirmed their acceptance of the same. Any such advanced new delivery date shall be considered as the DELIVERY DATE for the purpose of this CONTRACT.

2.	WHEN AND HOW EFFECTED

Delivery of the VESSEL shall be forthwith effected upon concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE, signed by the duly authorized representative of the BUYER and the duly authorized representative of the BUILDER, of the VESSEL acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, on condition that the BUYER shall concurrently with delivery of the PROTOCOL OF DELIVERY AND ACCEPTANCE release to the BUILDER the third instalment as set forth in ARTICLE X.2 and shall have fulfilled all of its obligations provided in this CONTRACT. The PROTOCOL OF DELIVERY AND ACCEPTANCE shall be prepared in duplicate and signed by each of the parties hereto.

3.	DOCUMENTS TO BE DELIVERED TO BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS;

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS;

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under ARTICLE VI.6:

(d)	DRAWINGS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost;

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(e)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice free of any conditions, recommendations, restrictions or qualifications, including;

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radio Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	Ship Sanitation Control Exemption Certificate

It is agreed upon by the parties hereto that if the Classification Certificate or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued;

(f)	DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, debts, mortgages, or other encumbrances upon the VESSEL or the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the local or central governmental authorities of Korea as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided in this CONTRACT.

(g)	Any other documents reasonably required by the BUYER or the BUYER’s bank.

(h)	The documents listed above shall be duly notarized and legalized by the BUILDER at the reasonable request of the BUYER and shall be provided in the English language or with a certified translation if required

4.	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above. Such tender shall be made by a notice to BUYER stating that the VESSEL is tendered for delivery pursuant to ARTICLE VII.4 of the CONTRACT

5.	TITLE AND RISK

Title to and risk of loss of the VESSEL shall pass to the BUYER upon delivery and acceptance of the VESSEL being effected at the time and date stated in the Protocol of Delivery and Acceptance referred to in Paragraph 2 and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in ARTICLE IX and for the obligation to correct and remedy, as provided in ARTICLE VI.5.(b), if any. It is expressly

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understood between the parties hereto that, until such delivery and acceptance is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by governments or authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’S SUPPLIES as provided in ARTICLE XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’S SUPPLIES shall be as described in ARTICLE XII.2.

6.	REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof having been effected and shall remove the VESSEL from the premises of the SHIPYARD within three (3) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the SHIPYARD within the aforementioned three (3) day period, then, the BUYER shall pay the reasonable mooring charges of the VESSEL to the BUILDER. Port dues including mooring charges and other charges levied by the Korean governmental or other authorities after delivery and acceptance of the VESSEL and any other costs related to the removal of the VESSEL, if any, shall be borne by the BUYER.

(End of ARTICLE VII)

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ARTICLE VIII. DELAYS AND EXTENSIONS OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	CAUSES OF DELAY

(a)	If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely, Acts of God or the public enemy; war or other hostilities; acts of state or government; requirements of government authorities; blockade; revolution; insurrections; mobilization; civil commotion; national or industrial riots; industrial strikes, sabotage, lockouts, plague or other epidemics; quarantines; shortage or prolonged failure of electric current; shortage; freight embargoes; or defects in the BUYER’S SUPPLIES as stipulated in ARTICLE XII, if any; inability to obtain delivery of or delays in delivery of essential materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time but only to the extent that no other supplier can be found to replace the supplier affected by the relevant force majeure contingency; earthquakes; tidal waves; typhoons; hurricanes; destruction or damage of the SHIPYARD or works of the BUILDER, its key equipment suppliers, by fire, landslides, flood, lightning, explosion or collisions or any other causes herein described; the BUYER’s faulty action or omission or the BUYER’s breach of its obligations under the CONTRACT; or other causes beyond the control of the BUILDER, as the case may be, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays subject nevertheless to the BUYER’s right of termination cancellation under Paragraph 3 of this Article and subject however to all relevant provisions of this CONTRACT which authorize and permit extension of the time of delivery of the VESSEL.

(b)	However, in the event of the application of this Paragraph 1 (a), the BUILDER shall use and take all reasonable efforts and steps to overcome and minimize the delay including by obtaining replacement suppliers (where practicable) and through the introduction of additional shifts and overtime working.

(c)	For the avoidance of doubt, any delays attributed to BUILDER’S DEFAULT or resulting from financial difficulties of the BUILDER shall not in any circumstances be considered permissible delays.

(d)	Delays on account of the foregoing causes specified in Paragraph 1 (a) above shall be understood to be permissible delays, and are to be distinguished from non-permissible, unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as per the provision in ARTICLE III.

2.	NOTICE OF DELAYS

As soon as practicably possible but in any event within ten (10) days after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an postponement of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall in any event give NOTICE to the BUYER in writing within ten (10) days after the commencement of any cause of delay, the reasons thereof and the steps planned and taken to

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overcome and minimize the delay and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER, if reasonably available, with evidence to justify the delay claimed. Within one (1) week after such cause of delay ends, the BUILDER shall likewise give NOTICE to the BUYER in writing of the date that such cause of delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be postponed by reason of such delay.

3.	RIGHT TO TERMINATE FOR EXCESSIVE DELAY

(a)	If the total accumulated time of all permissible delays specified in paragraph 1 of this Article aggregate two hundred and ten (210) days or more, or if the total accumulated permissible and non-permissible delays, excluding delays due to (i) arbitration under ARTICLE XIII, (ii) the BUYER’s defaults under ARTICLE XI, (iii) modifications and changes under ARTICLE V, or (iv) delays or defects in the BUYER’S SUPPLIES as stipulated in ARTICLE XII, aggregates two hundred and seventy (270) days or more, then, the BUYER may, at its option, at any time thereafter, terminate this CONTRACT by serving upon the BUILDER a NOTICE of termination in writing to the BUILDER. Such termination shall be effective as of the date the NOTICE thereof is received by the BUILDER.

(b)	If the BUYER has not served a NOTICE of termination as provided in the above or ARTICLE III.1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and seventy (270) days in case of the delay in this Paragraph 3 or two hundred and ten (210) days in case of the delay in ARTICLE III.1, give NOTICE to the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER make an election either to terminate this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within ten (10) days after receipt of such demand, make and give NOTICE to the BUILDER of such election.

(i)	If the BUYER elects to consent to the delivery of the VESSEL at such future date, or other future date as the parties hereto may agree to, then, such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to postponement by reason of permissible delays as herein provided, and if the VESSEL is not delivered by such revised contractual delivery date as postponed by reason of permissible delays, the BUYER shall have the same right of termination upon the same terms as provided in above and ARTICLE III. 1.

(ii)	If the BUYER shall not make an election within ten (10) days as provided above, then, the BUYER shall be deemed to have accepted such postponement of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

(End of ARTICLE VIII)

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ARTICLE IX. WARRANTY OF QUALITY

1.	GUARANTEE OF BUILDER

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER (hereinafter called the “GUARANTEE PERIOD”), guarantees the VESSEL and all parts and equipment thereof that are manufactured or furnished or supplied by the BUILDER or by its subcontractors or suppliers under this CONTRACT but excluding any item of the VESSEL which is supplied or designated by the BUYER or by any other bodies on behalf of the BUYER and against all defects (i) which are discovered within the GUARANTEE PERIOD; (ii) which are due to faulty design on condition that such faulty design is caused by negligence of the BUILDER and/or faulty installation, defective materials, construction miscalculation, poor workmanship and/or negligence or omissions on the part of the BUILDER, provided that such defects have not been caused by accidents, perils of the sea, rivers or navigations, or by normal wear and tear overloading, improper loading or stowage, corrosion or the materials, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, misuse, negligence or willful neglect or other improper acts or omissions on the part of the BUYER, its employees or agent, any alteration or addition to the VESSEL which has not previously been approved by the BUILDER

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and suppliers and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph.

2.	NOTICE OF DEFECTS

The BUYER or its duly authorised representative shall give NOTICE to the BUILDER in writing confirmed in writing as promptly as possible, in any event, within fourteen (14) days after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’s written NOTICE shall include full particulars as to the nature and cause of the defect and the suspected extent of the damage caused and, where possible, contain photos of each of those defects. Builder shall also have no obligation whatsoever for or in respect of any defect discovered prior to the expiry period of this guarantee if such notice of defect is not received by BUILDER in relation to that effect within twenty one (21) days after expiry of the GUARANTEE Period.

3.	REMEDY OF DEFECTS

(a)	The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this ARTICLE IX, by making all necessary repairs or replacements at the SHIPYARD or elsewhere as provided in (b) below.

In such case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the BUYER’s getting and keeping the VESSEL ready for such repairing or replacing.

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(b)	However, if in the opinion of the BUYER, it is impractical, which shall include, but not be limited to, an emergency or excessive cost or delay (having regard to the value of the proposed repairs) or excessive disruption to the operating schedule of the VESSEL, to bring the VESSEL to the SHIPYARD, the BUYER may require the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in Paragraph (c) below, unless forwarding or supplying thereof under the terms described in Paragraph (c) below would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first, but in all events as soon as reasonably possible, give the BUILDER NOTICE in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly give NOTICE to the BUYER, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this ARTICLE IX, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the actual cost of making the same repairs or replacements provided however that the BUILDER’s liability hereunder shall not exceed an amount equal to the one hundred and ten per cent (110%) of the average of three (3) quotes for cost of making the same repairs or replacements from mutually agreeable shipyard in Korea, China or Singapore.

(c)	In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of FOB port of the country where they are to be purchased.

(d)	The BUILDER reserves the option to retrieve, at the BUILDER’s cost and expense, any of the replaced equipment and parts in case defects are remedied in accordance with the provisions in this ARTICLE IX.

(e)	Any dispute under this ARTICLE IX shall be referred to arbitration in accordance with the provisions of ARTICLE XIII.

4.	EXTENT OF THE BUILDER’S LIABILITY

(a)	After delivery of the VESSEL the responsibility of the BUILDER in respect of and in connection with the VESSEL and this CONTRACT shall be limited to the extent expressly provided in this ARTICLE IX. Except as expressly provided in Paragraph 3 above or any other obligations to the BUYER which by their nature will remain after delivery, in no circumstances and on no ground shall the BUILDER have any responsibility or liability arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Furthermore, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility arising for or in connection with any consequential economic or special losses, damages or expenses, including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused, any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with

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this CONTRACT or the VESSEL provided always that the BUILDER shall be liable to the BUYER for any damage directly caused by any defects covered by the BUILDER’S guarantee under this Article IX provided that the liability of the BUILDER shall be limited to damage caused during the guarantee period referred to in Paragraph 1 above.

(b)	The BUILDER shall be under no obligation with respect to defects in respect of which the BUILDER has not received NOTICE in accordance with Paragraph 2 above by the expiry date of the GUARANTEE PERIOD.

(c)	The BUILDER shall under no circumstances be liable for defects in the VESSEL or any part of equipment thereof caused by perils of the sea, rivers or navigations, or by normal wear and tear overloading, improper loading or stowage, corrosion of the materials, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, misuse, negligence or willful neglect or other improper acts or omissions, any alteration or addition to relevant part by the BUYER, its employees or agents or any other person on or doing work on the VESSEL, including the VESSEL’s officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs carried out by any other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3. (b) above.

(d)	The BUILDER shall not be obliged to repair and shall not be liable for damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified in this ARTICLE IX. The guarantees in this ARTICLE IX replace and exclude any other liability, guarantee, warranty and condition imposed or implied by statute, common law, custom, contract, including this CONTRACT, or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER or for any other reason whatsoever.

(End of ARTICLE IX)

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ARTICLE X. PAYMENT

1.	PAYMENT CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.	TERMS OF PAYMENT OF CONTRACT PRICE

(a)	The payments of the CONTRACT PRICE shall be made by the BUYER to the BUILDER as follows:

(i)	First Instalment

U.S. Dollars          (US$        .    ) shall be paid within five (5) BUSINESS DAYS after BUYER’s receipt of the BUILDER’s NOTICE that the REFUND GUARANTEE specified in Paragraph 8 below covering all pre-delivery instalments has been duly issued. Such NOTICE shall include, as an attachment, a copy of (i) duly issued REFUND GUARANTEE or (ii) SWIFT message evidencing the due issuance of the REFUND GUARANTEE.

In this CONTRACT, “BUSINESS DAY” means a day on which banks are open for business in The Netherlands, Monaco, New York, N.Y., U.S.A. and Seoul, Korea.

(ii)	Second Instalment

U.S. Dollars          (US$        .    ) shall be paid within six (6) months from the date of signing this CONTRACT provided always that the First Instalment has become due and a valid REFUND GUARANTEE is being maintained. The BUILDER shall send to the BUYER a telefax demand for payment of this installment and the amount shall become due and payable and be paid within four (4) Business Days thereof.

(iii)	Third Instalment

U.S. Dollars          (US$        .    ) plus or minus any increase or decrease due to modification or adjustment arising prior to delivery of the VESSEL under this CONTRACT, if any, shall be paid to the BUILDER prior to or concurrently with the delivery of the VESSEL.

In this CONTRACT, the date stipulated for payment of each of the three instalments mentioned above shall be referred to as the “DUE DATE”.

(b)	It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this ARTICLE shall not be unreasonably delayed or withheld by the BUYER. Expenses for remitting payments and any other expenses connected with such payments shall be for the BUYER’s account.

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3.	DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 above according to which relevant payment shall fall due hereunder in case of the second instalment, the BUILDER shall give NOTICE the BUYER of the date on which each payment shall become due.

The BUYER shall acknowledge by a NOTICE receipt of such notification to the BUILDER, and make payment as set forth in this ARTICLE. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly facsimile to the BUYER a second notification of similar import. The BUYER shall acknowledge by facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.	METHOD OF PAYMENT

(a)	All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided in Paragraph 2 above shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows;

(i)	The payment of the first and second instalments shall be made by telegraphic transfer remittance on or before the DUE DATE to the account in the BUILDER’S or the REFUND GUARANTOR’S name to be duly designated by the BUILDER. As such designation, the account number, identity of account holder and name of account bank (hereinafter called the “BUILDER’S BANK”) shall be notified by the BUILDER to the BUYER at least five (5) BUSINESS DAYS prior to the DUE DATE.

(ii)	The payment of the third instalment as provided in Paragraph 2.(v) above shall be made by depositing the instalment to the BUILDER’S BANK duly designated by the BUILDER and notified to the BUYER by the BUILDER as per Paragraph (i) above by conditional telegraphic transfer remittance at least three (3) BUSINESS DAYS prior to the scheduled delivery date of the VESSEL with instructions that the said instalment is held to the Buyer’s order and irrevocable instructions to pay and release to the BUILDER against presentation by the BUILDER to the BUILDER’S BANK of a fascimile copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

(b)	Simultaneously with each of such remittances, the BUYER shall give NOTICE to the BUILDER of the details of the payments by facsimile and at the same time, the BUYER shall cause the BUYER’s remitting bank to give NOTICE to the BUILDER’S BANK of the details of such payments via telex or SWIFT.

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5.	REFUND BY THE BUILDER

(a)	The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advance payments to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of termination of this CONTRACT by the BUILDER under the provisions of ARTICLE XI, if the BUYER terminates this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall, within thirty (30) days after its receipt of the BUYER’s NOTICE of written demand, forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

(b)	The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund shall be five per cent (5%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided that if the termination of this CONTRACT by the BUYER is based upon delays due to force majeure or other causes beyond the control of the BUILDER as provided in ARTICLE VIII, then in such event, the interest rate of refund shall be reduced to zero per cent (0%) per annum.

(c)	If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph 5, the BUILDER shall return to the BUYER all of the BUYER’S SUPPLIES as stipulated in ARTICLE XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.	TOTAL LOSS

If there is an actual total loss or a constructive total loss of the VESSEL prior to delivery, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(i)	to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(ii)	to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 above together with interest thereon at the rate of five per cent (5%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalments to the date of payment by the BUILDER to the BUYER of the refund. The BUILDER shall also return (at its cost) any Buyer Supplies or if they cannot be returned, the BUILDER shall promptly pay to the BUYER an amount equal to the BUYER’s proven costs of acquiring and shipping the relevant Buyer’s Supplies to the BUILDER. Thereafter, this CONTRACT shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

(iii)	If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual total loss or a constructive total loss, the provisions of Paragraph (ii) above shall be applied automatically.

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7.	DISCHARGE OF OBLIGATIONS

Such refund as provided in Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto, under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be made in United States Dollars by telegraphic transfer to the account specified by the BUYER.

8.	REFUND GUARANTEE

(a)	As security to the BUYER and as a pre-condition to the BUYER’S obligation to pay any part of the CONTRACT PRICE The BUILDER shall provide to the BUYER, by courier or by SWIFT message through the BUYER’s bank, an assignable letter of guarantee issued in a form acceptable to the BUYER by or or its equivalent acceptable to the BUYER for the assurance of refund of the pre-delivery instalments plus interest accrued thereon as aforesaid to the BUYER under or pursuant to Paragraph 5 and/or Paragraph 6 in the form and substance annexed hereto as EXHIBIT “A” (in this contract called the “REFUND GUARANTEE”) together with evidence acceptable to the BUYER of due registration of the REFUND GUARANTEE, if the same is required.

The REFUND GUARANTEE shall be provided no later than Sixty (60) days after signing the CONTRACT. Should REFUND GUARANTEE not be in place by the above timeframe, the BUYER shall have the option to extend the period for issuance of the REFUND GUARANTEE. In case the REFUND GUARANTEE is not issued within Sixty (60) days after signing the CONTRACT the BUYER shall have the option to terminate the CONTRACT or to mutually agree with the BUILDER a new timeframe for the REFUND GUARANTEE to be issued. If the BUYER exercises its option to terminate the CONTRACT, parties shall be released from their obligation to the CONTRACT and neither party shall have any claim against the other party.

(b)	Where the REFUND GUARANTEE is to be provided by SWIFT message, the BUYER shall give NOTICE to the BUILDER of the details of the BUYER’s bank including the SWIFT bank identity code upon or immediately after the execution of this CONTRACT. If the BUYER fails to give NOTICE to the BUILDER of the details of the BUYER’s bank including the SWIFT bank identity code by the time when the BUILDER has completed all prerequisites required for issuance of the REFUND GUARANTEE, the BUILDER may provide the BUYER the REFUND GUARANTEE by courier.

(c)	All expenses in issuing and maintaining the REFUND GUARANTEE shall be borne by the BUILDER.

9.	PERFORMANCE GUARANTEE

On the date of signing of this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and unconditional corporate guarantee issued by securing the BUYER’s obligation to pay all of the 2nd instalment of the CONTRACT PRICE, in the form and substance annexed hereto as Exhibit “B” (in this contract called the “PERFORMANCE GUARANTEE”).

(End of ARTICLE X)

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ARTICLE XI. BUYER’S AND BUILDER’S DEFAULT

1.	DEFINITION OF BUYER’S DEFAULT

(a)	The BUYER shall be deemed to be in default under this CONTRACT in any of the following cases:

(i)	If the first and second instalment is not paid to the BUILDER within respective DUE DATE of such instalments;

(ii)	If the third instalment is not deposited at the BUILDER’S BANK in accordance with ARTICLE X.4.(a)(ii);

(iii)	If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of ARTICLE VII and the BUYER fails to remedy such failure within three (3) Business Days from receipt of the BUILDER’S notice holding it in default;

(iv)	If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation);

(v)	If the BUYER fails to provide PERFORMANCE GUARANTEE to the BUILDER in accordance with the ARTICLE X.9..

(b)	In case the BUYER is in default as set out in (a) above, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have under other provisions elsewhere in this CONTRACT

2.	EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above, then:

(a)	the BUILDER shall notify the BUYER to that effect by telefax or email after the date of occurrence of the default as per paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telefax or email to the BUILDER that such notification has been received. In case the BUYER does not give the aforesaid telefax or telex acknowledgment to the BUILDER within five (5) calendar days it shall be deemed that such notification has been duly received by the BUYER.

(b)	the DELIVERY DATE of the VESSEL shall be postponed automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby; In such event, BUYER shall be responsible for all proven costs and expenses and other losses incurred by BUILDER by reason of such postponement;

(c)	the BUYER shall pay to the BUILDER interest at the rate of five per cent (5%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s);

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(d)	where the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall give NOTICE to the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing confirmed in writing to the BUILDER that such notification has been received;

(e)	where any of the BUYER’s default continues for a period of fourteen (14) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, whether or not the BUYER acknowledges its receipt of such notification, at its option, terminate this CONTRACT by serving upon the BUYER a written NOTICE of termination.

(f)	in the event of such termination by the BUILDER of this CONTRACT, the BUILDER shall be entitled to retain the instalments already paid by the BUYER and shall have the full right and power either to construct/complete or not to construct/complete the VESSEL which is the sole property of the BUILDER, and full right and power either to sell the VESSEL or not sell the VESSEL (in its completed or uncompleted state, as the case may be) at any stage. BUILDER shall have unfettered discretion in exercising any of the rights and power referred to above and BUYER shall not raise any complaint whatsoever in respect of any aspect of BUILDER’s exercise of such discretion.

BUILDER shall be entitled to construct the Vessel without engaging any independent construction supervisors or inspectors. If BUILDER engages such supervisors or inspectors, the costs of such engagement shall from part of the costs of sale which BUILDER is entitled to recover from BUYER.

Irrespective of whether or not BUILDER intends to construct/complete the Vessel for sale, BUILDER shall have the right to sell or otherwise dispose of any of the BUYER’s Supplies to third parties, provided that BUILDER shall not act unreasonably in doing so and that the proceeds of sale thereof shall be applied to payment of proven direct damages incurred by the BUILDER in consequence of such default.

In the event that the BUILDER decides to sell the Vessel in its uncompleted state or to construct/complete and sell it under a shipbuilding contract with a new purchaser, however, if it elects to sell the VESSEL the BUILDER shall: (i) promptly notify the BUYER in advance, by telefax or e-mail, of its election and of the details and timing of the sale process; and (ii) use all reasonable commercial efforts to obtain the best possible price for the VESSEL.

In the event that BUILDER sells the Vessel as described above, that part of the contract price for sale of Vessel which corresponds to the changes (if any) made to the Specifications after the termination of the Contract shall be excluded from calculating the proceeds of the sale of the Vessel which are to be applied as prescribed below.

(f)	In the event of the sale of the Vessel in its completed state, the proceeds of sale received by BUILDER shall be applied firstly to payment of all direct proven costs and expenses attending such sale and otherwise incurred by BUILDER as a result of BUYER’s default, and secondly to payment of:

(i)	all unpaid instalments and interest on such instalments at the rate of five percent (5%) per annum from the respective due dates thereof to the date of application; and

(ii)	all and any other payment of money which BUILDER would have been entitled to receive from the BUYER had the Contract been performed in full without being terminated.

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(h)	In the event of the sale of the Vessel in its incomplete state, the proceeds of sale received by BUILDER shall be applied firstly to payment of all costs and expenses attending such sale, provided the same are reasonably and properly documented and otherwise incurred by BUILDER as a result of BUYER’s default, and secondly to payment of

(i)	all costs of construction of the Vessel less the instalment(s) retained by BUILDER;

(ii)	compensation to BUILDER for reasonable loss of profit due to the termination of this CONTRACT;

(i)	In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of installments already paid by the BUYER and the cost of the BUYER’s Supplied Items, if any.

(j)	If the proceeds of the sale together with instalment(s) retained by the BUILDER are insufficient to pay such total amount payable to the BUILDER as provided above, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

3.	DEFINITION OF BUILDER’S DEFAULT

In addition to the events and/or occurrences which under other provisions of this CONTRACT entitle the BUYER to terminate this CONTRACT, the BUILDER shall be deemed to be in default and the BUYER shall be entitled to terminate this Contract:

(i)	If the BUILDER shall apply for or consent to the appointment of a receiver, trustee or liquidator, or shall be adjudicated insolvent, or shall apply to the courts for protection from its creditors, or file a voluntary petition in bankruptcy or take advantage of any insolvency law, or any action shall be taken by the BUILDER whether before a court or administration, having an effect similar to any of the foregoing or the equivalent thereof in any jurisdiction or the BUILDER shall be unable to pay its debts as they fall due and any construction and / or normal operational activities at the shipyard materially slow down or interrupted, for a period of sixty (60) days as identified by the BUYER’S REPRESENTATIVE acting reasonably,

(ii)	If the BUILDER is in material breach of any other terms or conditions of this CONTRACT and such breach is not remedied within thirty (30) days of the BUYER’S notice of such breach,

(iii)	If the Refund Guarantee is not maintained in accordance with the terms and conditions of this CONTRACT, or if sub-paragraph (i) above applies to the issuer of the Refund Guarantee and the BUILDER fails to provide the BUYER with a replacement Refund Guarantee from a first class bank acceptable to the BUYER (acting reasonably) within fifty (50) days of the BUYER’S notice during which period the BUYER’S obligations to make any payments under this Contract shall be suspended,

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(vi)	If the BUILDER, without reasonable excuse, delays in the commencement or progress of the construction of the VESSEL for a period of one hundred (100) days or more and the BUILDER has not rectified the same within fourteen (14) days of being notified by the BUYER of such delay, or

(v)	If there is a major change to the existing shareholding ownership structure of the BUILDER which undermines the BUILDERS performance under this CONTRACT.

4.	EFFECT OF THE BUILDER’S DEFAULT

In the event of any BUILDER’s default entitling the BUYER to terminate this CONTRACT, the BUYER may do so by written notice to the BUILDER. Such termination will be effective as of the date when such notice of termination is received by the BUILDER. Thereupon the BUILDER shall refund in United States dollars immediately to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL and interest in United States Dollars at the rate of five percent (5%) on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by the BUILDER’s bank to the date of remittance by telegraphic transfer of such refund to the BUYER from the BUILDER.

(End of ARTICLE XI)

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ARTICLE XII. BUYER’S SUPPLIES

1.	RESPONSIBILITY OF THE BUYER

(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver all the BUYER’s supplies as specified in the SPECIFICATIONS (in this contract called the “BUYER’S SUPPLIES”) to the BUILDER at the SHIPYARD in good condition ready for installation in or on the VESSEL and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

(b)	In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER in or on the VESSEL, the BUYER shall furnish the BUILDER with the necessary specifications, plans, drawings, instruction books, manuals, test report and all test certificates reasonably required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

(c)	The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE shall be automatically postponed for the period of such repair if such repair is proven to affect the delivery of the VESSEL.

(d)	Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

(e)	Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies by the date specified by the BUILDER, the DELIVERY DATE shall automatically be postponed for the period of such delay if such delay in delivery is proven to affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all proven and reasonable losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided that the BUILDER shall have:

(i)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES; and

(ii)	given the BUYER written NOTICE of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph (e).

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed fourteen (14) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items, regardless of their nature or importance to the BUYER or to the VESSEL, in or on the VESSEL without prejudice to the BUILDER’s right provided above, and the BUYER shall accept the VESSEL so completed.

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2.	RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for taking good care in storing, safekeeping and handling with reasonable care the BUYER’S SUPPLIES which the BUILDER is required to install in or on the VESSEL under the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense unless otherwise specified in the SPECIFICATIONS.

Upon arrival of such shipment of the BUYER’s Supplied Items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the BUILDER shall be entitled to refuse to accept the BUYER’s Supplied Items.

However, the BUILDER shall not be responsible for the quality, performance and/or efficiency of any of the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of the BUYER’S SUPPLIES against any defects caused by poor quality, performance and/or efficiency of the BUYER’S SUPPLIES.

(End of ARTICLE XII)

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ARTICLE XIII. DISPUTES AND ARBITRATIONS

1.	PROCEEDING

(a)	It is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society, or a mutually acceptable independent expert jointly appointed by the parties, in either case upon mutual written agreement of the parties hereto. In such case, the opinion of the CLASSIFICATION SOCIETY appointed for such purpose by the head office of the CLASSIFICATION SOCIETY shall be final and binding upon the parties hereto. Such surveyor shall be entitled to access such information as he may reasonably deem it necessary for the purposes of determining the dispute. Within ten (10) days after the dispute is submitted to him, unless the parties hereto agree on extending such a period, he shall issue his written decision which shall include a determination as to which of the parties hereto shall bear the costs of the proceedings or the proportion of such costs which each party shall bear.

If the CLASSIFICATION SOCIETY declare that they are not able to appoint the surveyor or involve itself into the dispute between the parties hereto or if the surveyor fails or refuse to determinate the disputes referred to him in the period of time prescribed above or if either the BUILDER or the BUYER does not accept the decision of the surveyor of the CLASSIFICATION SOCIETY, the matter shall be referred to arbitration in accordance with Paragraph (c) below.

(b)	Any dispute concerning the VESSEL’s compliance or non-compliance with the rules and regulations of the CLASSIFICATION SOCIETY shall be referred to the CLASSIFICATION SOCIETY, the decision of which shall be final and binding upon the parties hereto.

(c)	In the event of any dispute between the parties hereto as to any matter arising out of or relating to this CONTRACT or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in the English language at the London Maritime Arbitrators Association (“LMAA”) in London, England in accordance with English laws and LMAA’s rules.

Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute.

2.	ALTERATION OF DELIVERY OF THE VESSEL

In the event of reference to the CLASSIFICATION SOCIETY under paragraph 1(b) or (c) above or to arbitration of any dispute or disputes arising or occurring prior to delivery of the VESSEL, the award deciding the said dispute or disputes shall include a declaration as to any postponement of the DELIVERY DATE, which shall be at the absolute discretion of the body deciding the said dispute or disputes

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3.	NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax or e-mail email to the BUILDER and the BUYER.

4.	COST

The arbitrator(s) shall determine which party shall bear the cost of the arbitration or the proportion of such cost which each party shall bear.

5.	AWARD OF ARBITRATION

Award of arbitration shall be final and binding upon the parties concerned. Any form or right of appeal, review or recourse to any state court or any other judicial authority in relation to any dispute arising out of or in connection with any arbitration award made under this Article XIII is hereby expressly and irrevocably precluded and excluded by the Parties hereto.

6.	ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction.

(End of ARTICLE XIII)

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ARTICLE XIV. SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred by assignment or novation to and the title thereof may be taken by another company. In the event of any novation pursuant to the terms of this CONTRACT, the transferee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT.

The BUILDER also agrees that the BUYER (i) has a free right to assign this CONTRACT (without the need to seek or obtain the BUILDER’S consent) to a company controlled directly or indirectly by the BUYER’S parent company, or to a bank or financial institution providing financing to the BUYER in connection with the BUYER’S payment obligations; and (ii) has a free right to assign the BUYER’S rights under Article IX of this CONTRACT after delivery, without the need to seek or obtain the BUILDER’S consent. However, in cases of assignment the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any reasonable and proven administration expenses or charges incurred due to assignment of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written approval is obtained from the BUYER.

(End of ARTICLE XIV)

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ARTICLE XV. INSURANCE

1.	EXTENT OF INSURANCE COVERAGE

From the time of main engine installation of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL, fully insured with Korean insurance companies under coverage corresponding to the Korean Builder’s Risks Insurance Clause for all customary BUILDER’s risks . A copy of the relevant policy or policies, and proof of payment of all premiums, will be promptly provided to the BUYER upon request.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the BUYER to the BUILDER.

2.	APPLICATION OF RECOVERED AMOUNT

(a)	Partial Loss

In the event the VESSL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this ARTICLE to the repair of such damage satisfactory to the CLASSIFICATION SOCIETY, and the BUYER shall accept the VESSEL under this CONTRACT if completed in accordance with this CONTRACT and the SPECIFICATIONS.

(b)	Total Loss

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall by the mutual agreement between the parties hereto, either:

(i)	proceed in accordance with the terms of this CONTRACT, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the DELIVERY DATE and adjustment of other terms of this CONTRACT including the CONTRACT PRICE as may be necessary for the completion of such reconstruction or

(ii)	refund immediately to the BUYER the amount of all installments paid to the BUILDER under this CONTRACT with five per cent (5%) interest. The BUILDER shall also return (at its cost) any Buyer’s Supplies or they cannot be returned, the BUILDER shall promptly pay to the BUYER an amount equal to the BUYER’S costs of acquiring and shipping the relevant Buyer’s Supplies to the BUILDER. Thereafter, whereupon this CONTRACT shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of sub-paragraph (b) (ii) as above shall apply.

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3.	TERMINATION OF BUILDER’S OBLIGATION TO ISSURE

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER.

(End of ARTICLE XV)

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ARTICLE XVI. TAXES AND DUTIES

1.	TAXES AND DUTIES WITHIN KOREA

Unless otherwise expressly provided in this CONTRACT, all taxes and duties including stamp duties imposed within Korea in connection with execution and performance of this CONTRACT before delivery of the VESSEL, if any, shall be borne by the BUILDER, excluding any taxes and duties imposed within Korea upon the BUYER’S SUPPLIES which are not in connection with execution and performance of this CONTRACT.

2.	TAXES AND DUTIES OUTSIDE KOREA

Unless otherwise expressly provided in this CONTRACT, all taxes and duties including stamp duties imposed outside Korea in connection with execution and performance of this CONTRACT by the BUYER shall be borne by the BUYER, provided that taxes and duties imposed outside Korea upon those items to be procured by the BUILDER for construction of the VESSEL shall be borne by the BUILDER.

3.	The BUILDER shall indemnify the BUYER for, and hold it harmless against, any duties imposed in Korea upon materials and equipment which under the terms of this CONTRACT and/or the Specifications will, or may be, supplied by the BUYER from abroad for installation in the VESSEL as well as any duties imposed in Korea upon running stores, provisions and supplies furnished by the BUYER from abroad to be stocked on board the VESSEL and also from the payment of export duties, if any, to be imposed upon the VESSEL as a whole or upon any of its parts or equipment.

(End of ARTICLE XVI)

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ARTICLE XVII. PATENTS, TRADEMARKS AND COPYRIGHTS

1.	PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and hold harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any, in connection therewith. The BUILDER’s warranty in this Paragraph 1 does not extend to the BUYER’S SUPPLIERS and no liability or responsibility shall be with the BUILDER with regard to machinery, components, equipment and design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent, trademark or trade name rights or copyrights in machinery and equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	RIGHTS TO THE SPECIFICATIONS, DRAWINGS AND ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, DRAWINGS, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER shall not disclose the same or divulge any information contained therein to any third parties, including, but not limited to, any other shipbuilders, without the prior written consent of the BUILDER, except where it is necessary in connection with compliance with Classification Society, flag state or other regulatory requirements or for usual operation, repair, management, maintenance, sale or chartering of the VESSEL and provided always that the BUYER may disclose or divulge the same to subsequent owners of the VESSEL .

3.	REMEDIES

In case the BUYER is in breach of its obligation under this ARTICLE, the BUILDER shall be entitled to any rights, powers and remedies in this CONTRACT, at law, at equity or otherwise to recover any damages caused by the breach of the BUYER.

(End of ARTICLE XVII)

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ARTICLE XVIII. LANGUAGE AND GOVERNING LAW

This CONTRACT has been prepared in English language and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each ARTICLE and part thereof shall be governed by the laws of England.

(End of ARTICLE XVIII)

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ARTICLE XIX. NOTICE

Unless otherwise specified this CONTRACT, any and all notices, requests, demands, instructions, approvals, confirmations, advices and communications in connection with this CONTRACT (each referred to in this CONTRACT as a “NOTICE”) shall be written in English language, sent by registered air mail, facsimile, by hand or email. The phrase “in writing” when used in this CONTRACT shall include any communication sent by registered air mail, facsimile, email or by hand. Any NOTICE shall be addressed as follows, unless and until the relevant party gives NOTICE of revised contact details:

To the BUILDER:	Sungdong Shipbuilding & Marine Engineering Co., Ltd. 1609-2, Hwang-li, Gwangdo-myeon, Tongyoung-si, Gyeongnam, Korea

Contract Administration Department Attn: Mr.K.J.Kim Facsimile: (82) 55 647 7460 Tel: (82) 55 647 5078 E-mail: sd@isungdong.com

To the BUYER:	c/o Scorpio Commercial Management S.A.M. “Le Milenium”, 9 Boulevard Charles III, 98000 Monaco Attention: Mr. Luca Forgione, Legal Department

Fax No. :+ 377 97 77 83 46

Tel No: + 377 97 98 57 00 E-mail : legal@scorpiogroup.net

Each NOTICE shall become effective upon receipt by the receiver thereof. Where a NOTICE is given by facsimile it will be deemed to have been received by the recipient when the recipient’s answerback is received by the sender. Where a NOTICE is given by email, it shall become effective upon delivery in the normal course unless the recipient can reasonably show that the email was not received. Where a NOTICE is given by registered mail or by hand it will be deemed to have been received when delivered as evidenced by the acknowledgement (which may, without limitation, be in the form of a chop or stamp showing receipt by the recipient) provided to the person or company delivering the same.

(End of ARTICLE XIX)

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ARTICLE XX. EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement and understanding between the parties hereto, and unless otherwise expressly provided in this CONTRACT, all other negotiations, representations, undertakings and agreements on any subject matter of this CONTRACT, oral or written, made or entered into between the parties hereto prior to the execution of this CONTRACT shall be superseded by this CONTRACT.

(End of ARTICLE XX)

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ARTICLE XXI. EFFECTIVENESS OF THE CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of ARTICLE XXI)

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ARTICLE XXII. Anti Bribery and Corruption and Confidentiality

1. Anti Bribery and Corruption, Reporting

The BUILDER represents and warrants to the BUYER with effect from the date of this Contract and on a continuing basis for the duration of this Contract that, to the best of its knowledge, neither the BUILDER nor any of its directors, officers, agents, employees, representatives or any other similar person acting for or on behalf of the foregoing in connection with the transactions contemplated by this Contract has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, political party or official thereof or to any candidate for political office (or to any person where it or any of its directors, officers, agents, employees, representatives of any other similar person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, political party, party official or candidate for political office) for the purpose of:

(a)	influencing any act or decision of such government official, political party, party official or candidate in his or her official capacity; or

(b)	inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate; or

(c)	securing any improper advantage; or

(d)	inducing such government official, political party, party official or candidate to use his or her influence with any governmental authority to affect or influence any act or decision of such governmental authority, in order to assist it in obtaining or retaining business, the transactions contemplated by this CONTRACT.

The BUILDER warrants and undertakes to the BUYER with effect from the date of this CONTRACT and on a continuing basis for the duration of this CONTRACT that:

(a)	it has not engaged in any activity, practice or conduct which would constitute a breach of any applicable law or convention relating to the prevention of bribery and corruption including, but not limited to: (A) the UK Bribery Act 2010 (the “Bribery Act”); (B) the United States Foreign Corrupt Practices Act of 1977 (as amended); and (C) the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries;

(b)	it has maintained in place adequate procedures designed to prevent it or any of their respective directors, officers, employees, agents or other persons acting on the behalf of any of the foregoing, from undertaking any conduct that would give rise to an offence under the Bribery Act (as each such term is defined in the Bribery Act);

(c)	it has not violated in any material respect any applicable law or regulation in connection with this Agreement, or in connection with the carrying on of its business (including, without limitation, the US Foreign Account Tax Compliance Act and the US Foreign Corrupt Practices Act);

(d)	in performing its obligations under this CONTRACT, it shall maintain appropriate business standards, procedures, precautions and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the BUYER;

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(e)	it shall implement (and shall ensure that its employees and other representatives comply with) a policy which prohibits the giving or receiving of any inappropriate favours, gifts, entertainment, payments, loans or other consideration of any kind directly or indirectly connected with this Contract or the work hereunder or any other activities that might influence individuals to act contrary to the best interests of their principal or applicable law; and

(f)	all financial settlements, reports and billings rendered to the BUYER party under or in connection with this Contract shall properly reflect the facts of all activities and transactions handled for the BUYER’S account and may be relied upon as being complete and accurate in any further recording or reporting made by the BUYER or any other member of the corporate group to which the BUYER belongs.

The BUILDER agrees that any breach of this provision by the BUILDER may be treated by the BUYER as a material breach of the terms and conditions of this CONTRACT which will entitle the BUYER to terminate this CONTRACT under and with the effects provided for in obligations for in Article XI.

2. CONFIDENTIALITY

Neither of the parties hereto shall disclose or divulge any or whole terms and conditions under this CONTRACT to any third party unless prior consent of the other party is given in writing, excepting where it is necessary for the party to perform its obligations under this CONTRACT or to the extent it is required by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction.

The parties hereto shall make known to such third parties to whom any terms of this CONTRACT needs to be disclosed the terms of this Article XXII.2 and ensure that they are under obligation to be bound by the terms hereof.

This XXII.2 shall continue in force for a period of four (4) years from the Effective Date of this CONTRACT notwithstanding the completion or termination of this CONTRACT.

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IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

For and on behalf of	For and on behalf of
SUNGDONG SHIPBUILDING
& MARINE ENGINEERING CO., LTD.

Name:	Name:
Title:	Title:
Witness:	Witness:

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EXHIBIT “A” REFUND GUARANTEE

Dated:

To: [NAME OF THE BUYER]

[address]

Dear Sirs:

1.	We hereby issue our irrevocable letter of guarantee number [—] (hereinafter referred to as the “Guarantee”) (in favor of [Name of the Buyer] (hereinafter referred to as the “Buyer”) for the account of [Name of the Builder] (hereinafter referred to as the “Builder”) as follows in connection with the shipbuilding contract dated [—] (hereinafter referred to as the “Contract”) made by and between the Buyer and the Builder for the construction and sale of [ ] having Builder’s Hull No. [—] (hereinafter referred to as the “Vessel”).

2.	If in connection with the terms of the Contract, the Buyer shall become entitled to a refund of the advance payments made to the Builder prior to the delivery of the Vessel, we hereby irrevocably absolutely and unconditionally guarantee as primary obligor and not by way of secondary liability only, the repayment of the same to the Buyer [—] U.S. Dollars (US$ [—]) together with interest thereon at the rate of five percent (5%) per annum per annum or zero percent (0%) as per X.5.(b), if and when the same becomes repayable to you from the BUILDER in accordance with the terms of the Contract, then in such event, such interest to be calculated from the date following the date of receipt by the Builder to the date of remittance by telegraphic transfer of such refund.

3.	The amount of this Guarantee will be automatically increased, not more than [two (2)] times, upon the Builder’s receipt of the respective further installments: each time by the amount of installment of:

(a)	[—] U.S. Dollars (US$ [—]);

(b)	[—] U.S. Dollars (US$ [—]);

(c)	[—] U.S. Dollars (US$ [—]); and

(d)	[—] U.S. Dollars (US$ [—]);

respectively plus interest thereon as provided in the Contract, but in any eventuality the amount of this Guarantee shall not exceed the total sum of [—] U.S. Dollars (US$ [—]) plus interest thereon at the rate of five percent (5%) per annum from the date following the date of Builder’s receipt of each installment to the date of remittance by telegraphic transfer of the refund.

[It is condition for the making of a demand under this letter of guarantee in relation to an instalment that such instalment has been paid in the account no.04-029-695 held with Deutsche Bank Trust Company Americas, New York in the name of The Export-Import Bank of Korea in favour of the BUILDER.] [NB:ONLY IF THE REFUND GUARANTEE IS ISSUED BY KEXIM]

LETTER OF REFUND GUARANTEE	- 52 -	2010

4.	In case any refund is made to you by the Builder or by us under this Guarantee, our liability hereunder shall be automatically reduced by the amount of such refund received by you.

5.	This Guarantee is payable against our simple receipt of a signed statement from you certifying that Buyer’s demand for refund has been made in conformity with the Contract and the Builder has failed to make the refund within [thirty (30)] days after your demand to the Builder. Any notice, claim or demand to be given or made by you under this Guarantee may be served on us either by post or by tested telex or by authorized SWIFT or equivalent as follows:

[Bank’s address]

[Bank’s telex details]

[Bank’s SWIFT details]

6.	Refund shall be made to you by telegraphic transfer (net of bank charges) in United States Dollars within [twenty one (21)] days from the receipt of your demand. All payments under this Guarantee shall be made without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same, in which case we shall make the minimum deduction or withholding permitted by law and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

7.	This Guarantee shall expire and become null and void upon the earliest of:

(a)	receipt by the Buyer of all of the sums guaranteed hereby together with interest thereon as aforesaid;

(b)	acceptance by the Buyer of the delivery of the Vessel as evidenced by a duly executed protocol of delivery and acceptance; or

(c)	termination of the Contract due to the Buyer’s default in accordance with the Contract unless such default has been disputed by you within ten (10) wording days of your receipt of Builder’s written notice of termination.

In any such case, the Buyer shall return this Guarantee to us.

8.	Notwithstanding any provision hereinabove, in the event that within [Twenty one (21)] days from the date of your demand to the Builder referred to above, we receive notification from you or the Builder accompanied by written confirmation by an arbitrator to the effect that your claim to cancel the Contract or your claim for refund thereunder has been disputed and referred to arbitration in accordance with the Contract, we shall under this Guarantee refund to you the sum (not exceeding [—] U.S. Dollars (US$ [—]) plus interest by the same manner hereinabove) due to you from the Builder pursuant to the award made under such arbitration immediately upon receipt from you [or within [—] days from the receipt from you] of the demand for payment of the sum and a copy of the award.

9.	This Guarantee shall be assignable by you and by any permitted assignee of your rights under the Contract subject to our prior consent which shall not be unreasonably withheld.

10.	Our liabilities and obligations under this Letter of Guarantee shall not be affected, prejudiced or discharged by any variation or amendment of the Contract or by any other circumstances that would otherwise affect, prejudice or discharge our liabilities and obligations as guarantor.

11.	This guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England and appoints [ ], with its registered office at [ ] to receive service of proceedings in such court on its behalf.

Yours faithfully

For and on behalf of
[ ]

EXHIBIT “B” PERFORMANCE GUARANTEE

GUARANTEE

Date: [—], 20 [—]

Gentlemen:

In consideration of your executing a shipbuilding contract (hereinafter called the “CONTRACT”) dated [—], 20[—] with [—], a corporation incorporated and existing under the laws of [—] with its principal office at [—] (hereinafter called the “BUYER”) providing for the construction of one (1) [—] DWT class [—] having the BUILDER’s Hull No. S[—] (hereinafter called the “VESSEL”), and providing, among other things, for payment of the contract price amounting to U.S. Dollars [—] only (US$[—].-) for the VESSEL, prior to and upon the delivery of the VESSEL, the undersigned, as a primary obligor and not merely as a surety, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of the payment of the 2nd and 3rd instalments of the CONTRACT PRICE due under the CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto to you, your successors and assigns under the CONTRACT, and confirms that this guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the BUYER in accordance with the terms of the CONTRACT.

This guarantee will expire automatically on delivery of the VESSEL to the BUYER as evidenced by a duly executed protocol of delivery and acceptance and you shall thereafter return the original copy of this to us.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and compliance with applicable laws.

The payment by the undersigned under this guarantee shall be made forthwith upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts and such default has continued for a period of fourteen (14) days, including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL, that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER. In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal to the amount that would have been received if such deduction or withholding were not required.

This guarantee shall be governed by and interpreted in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the Courts of England city in London and appoints Scorpio UK Ltd, located at 32 Dover Street, London, W1S 4NE for the attention of Mr. Luca Forgione) to receive service of proceedings in such courts on its behalf.

Very truly yours,

For and on behalf of

By
Name:	[—]
Title:	[—]